PROMISSORY NOTE

September 10 2001

FOR VALUE RECEIVED, BioZone Laboratories, Inc., a California corporation ("Borrower"), promises to pay to the order of Daniel Fisher ("Lender") at such place as the holder hereof may designate, at the times set forth below, in lawful money of the United States of America, the principal sum of Three Hundred Twenty Five Thousand dollars ($325,000).

This Note shall bear interest at the rate of 6.625% per annum and may be adjusted per the note on the 36 Marize Road, Pleasant Hill California terms. All outstanding principal and interest due under this Note shall be repaid on the fifth (5th) anniversary of the date set forth above. The monthly payment on the note will be (Two Thousand Eighty Four Dollars and Twenty-One Cents ($2,084.21).

If Borrower fails to pay any amount due under this Note for ten (10) days after such payment becomes due, whether by acceleration or otherwise, Lender may at its sole option, impose a delinquency or "late" charge equal to five percent (5%) of the amount of such past due payment, notwithstanding the date on which such payment is actually paid to Lender.

In the event: (1) Borrower fails to make any payment due under this Note for ten (10) days after such payment becomes due; (2) there is a change in control of Borrower; or (3) Lender is no longer an employee of Borrower for any reason, (4) Lender is then in any such event, Lender may, without further notice and at its sole option, declare the entire unpaid principal balance of this Note to be immediately due and payable, and Lender may proceed to exercise any rights or remedies it may have under this Note or other such rights or remedies which Lender may have at law, equity, or otherwise. For purposes of this Note, a "change in control" shall mean (i) the sale of more than fifty percent (50%) of the issued and outstanding voting stock of the Corporation; (ii) the sale of all or substantially all of the Corporation's assets; or (iii) the merger, consolidation or other reorganization of the Corporation in which the Corporation is not the surviving entity. In addition, the Lender may declare the entire unpaid principal balance of this Borrower Note to be immediately due and payable upon Lender's reasonable assessment that the has the financial capability to repay all or part of the Note. Or, the Lender may declare the entire unpaid principal balance of this Borrower Note to be immediately due and payable upon Lender's reasonable assessment that the Borrower lacks the financial capacity to repay the Note.

Any prepayment of this Note, whether by acceleration or by voluntary prepayment, on or before the third (3rd) anniversary of the date of this Note, shall be accompanied by a prepayment premium of Thirteen Thousand dollars ($13,000).

This Note shall be construed in accordance with the laws of the State of California. Borrower agrees to pay all costs and expenses, including reasonable attorneys' fees expended or incurred by Lender in connection with the enforcement, defense or interpretation of this Note, the collection of any sums due hereunder, any actions for declaratory relief in any way related to this Note, or to the protection or preservation of any rights or security of Lender.

BIOZONE LABORATORIES, INC.

By: Dan Fisher

Name: Dan Fisher

Title: President